REAL ESTATE CONTRACT
(SHORT FORM)
THE IOWA STATE BAR ASSOCIATION
Official Form No. 143
Recorder's Cover Sheet

Preparer Information/ Return Document To: (name, address and phone number)
David J. Stein, Jr., Stein Law Office, L.L.P., 926 Okoboji Av., P.O. Box 537, Milford, IA 51351, Phone: (712) 338-2431

REAL ESTATE CONTRACT (SHORT FORM)

	IT IS AGREED between Cycle Country Accessories Corporation, an Iowa Corporation ("Sellers"); and Jimmy D. Danbom and Janice K.
Danbom, Husband and Wife, or their assigns ("Buyers").
	Sellers agree to sell and Buyers agree to buy real estate in Dickinson County, Iowa, commonly known as: 2188 Hwy 86, Milford, Iowa 51351 and described as (to be conveyed by Warranty Deed): A tract of land in the Northeast Quarter of the Northeast Quarter (NE1/4NE1/4) of
Section 1, Township 98 North, Range 37 West of the 5th P.M., in the
City of Milford, Dickinson County, Iowa, described as follows: - Commencing at the Northwest corner of the Northeast Quarter of the Northeast Quarter (NE1/4NE1/4) of said Section 1; thence South 0 10' West along the Westerly line of said NE1/4NE1/4 of Section 1 a distance of
50.00 feet to the point of beginning; thence North 90 00' East parallel to the North line of said NE1/4NE1/4 of Section 1, a distance of
935.92 feet; thence Southeasterly along a 332.00 foot radius curve, concave Southwesterly and tangent to the proceeding course, a distance of 391.61 feet to the Westerly right-of-way line of U.S. Highway No.
71; thence South 0 02'30" East along the Westerly right-of-way line of said U.S. Highway No. 71, a distance of 370.03 feet to the Northerly right-of-way line of Primary Road No. 32; thence North 67 19' West along the Northerly right-of-way line of said Primary Road No. 32, a distance of 669.57 feet; thence North 89 07' West along the Northerly line of said Primary Road No. 32, a distance of 215.41 feet; thence
North 67 19' West along the Northerly right-of-way line of said
Primary Road No. 32, a distance of 444.75 feet to the Westerly line of said NE1/4NE1/4 of Section 1; thence North 0 10' East along the Westerly line of said NE1/4NE1/4 of Section 1, a distance of 142.41 feet to the point of beginning; EXCEPT a part of the Northeast Quarter of the Northeast Quarter (NE1/4NE1/4) of said Section 1, Township 98 North, Range 37 West of the 5th P.M., described as follows:- Commencing at the Northeast Corner of said Section 1; thence North 89 53.1' West, 75.0 feet along the north line of the Northeast Quarter of the Northeast Quarter of said Section 1 to the Point of Beginning; thence continuing North 89 53.1' West, 35.0 feet along the north line of the Northeast Quarter of the Northeast Quarter of said Section 1; thence South
0 03.9' West, 610.0 feet; thence South 67 12.6' East, 37.9 feet;
thence North 0 03.9' East, 625.4 feet to the Point of Beginning, containing 0.50 acre, including 0.18 acre of the present established roadway; AND ( to be conveyed by Quit Claim Deed): The unused Highway
#32 adjacent to and south of the North Line of the NE1/4NE1/4 of Section 1, Township 98 North, Range 37 West of the 5th P.M., more particularly described as follows: Commencing at a point on the North Line of the NE1/4NE1/4 of Section 1-98-37 110 feet west of the NE corner of said
Section 1 (the point of beginning); thence west along the North Line of said section to the Northwest Corner of the NE1/4NE1/4 of said Section 1; thence south 0 10' West along the westerly line of said NE1/4NE1/4 of said Section 1 a distance of 50.0 feet; thence North 90 00' East parallel to the North line of said NE1/4NE1/4 of Section 1, a distance of
935.92 feet; thence southeasterly along a 332.0 foot radius curve, concave southwesterly and tangent to the preceding course, to the westerly right-of-way line of U.S. Highway 71, (said westerly right-of-way line is described as a line South 0 03.9' West of the above-described point of beginning); thence North along said South 0 03.9'
West line to the point of beginning (the exact legal description subject to, and to be obtained from, the abstract and any current survey of the property);
with any easements and appurtenances servient estates, but subject to the following: a. any zoning and other ordinances; b. any covenants of record; c. any easements of record for public utilities, roads and highways; (the "Real Estate"), upon the following terms:

	1. PRICE. The total purchase price for the Property shall be One Million, Four Hundred Ten Thousand and Seven Hundred Thirty shares payable by Buyers surrendering and assigning to Seller, at closing, all the shares of Buyers' stock in Cycle Country (totaling 1,410,730 shares), in exchange for title, in fee simple, to the land, buildings
and certain equipment on the Property as set forth herein.   The total
purchase price is $2,581,635.90 representing $1.83 per share for 1,410,730 shares.

	2. REAL ESTATE TAXES.   Sellers shall pay real estate taxes to be
prorated to date of closing/possession and any unpaid real estate taxes payable in prior years. Buyers shall pay all subsequent real estate taxes. Any proration of real estate taxes on the Real Estate shall be based upon such taxes for the year currently payable unless the parties state otherwise. However, if such taxes are not based upon the full assessment of the present property improvements or the tax classification as of the date of possession/closing, such proration shall be based on the current millage, the assessed value, legislative tax rollbacks and real estate tax exemptions, that will actually be applicable as shown by the Assessor's Records on the date of possession/closing.

	3. SPECIAL ASSESSMENTS.   Sellers shall pay, in full, all special
assessments which are a lien on the Real Estate as of the date of closing/possession. All other special assessments shall be paid by Buyers. Any preliminary or deficiency assessment which cannot be discharged by payment shall be paid through an escrow account with sufficient funds to pay such liens when payable with any unused funds to be returned to the SELLERS. All charges for solid waste removal, sewage and assessments for maintenance that are attributable to SELLERS' possession shall be paid by SELLERS.

	4. POSSESSION CLOSING.   Sellers shall give Buyers possession of
the Real Estate within 30 days from execution of this Contract, unless the parties agree otherwise, provided Buyers are not in default under this contract. Closing shall be within 30 days from execution of this Contract, unless the parties agree otherwise.

	5. INSURANCE.   Sellers shall maintain existing insurance upon
the Real Estate, building and improvements, until the date of possession. Buyers shall accept insurance proceeds for repairing damaged improvements instead of Sellers replacing or repairing damaged improvements, if the improvements are damaged prior to closing and possession.

	6. ABSTRACT AND TITLE.   Sellers, at their expense, shall
promptly obtain an abstract of title to the Real Estate continued through the date of execution of this Contract or a later date (not to exceed 30 days from the date of closing; in the event, it does exceed 30 days from the date of closing, Sellers shall pay for a written lien search to be done by an abstracter just prior to closing),. Such Abstract shall be delivered to an attorney of Buyers' choice for a title examination/opinion for the Buyers. Upon delivery of a copy of said Title Opinion to Sellers or their attorney, the Sellers shall make every reasonable effort to promptly perfect the title in accordance with such opinion, to the satisfaction of Buyers' attorney. It shall show merchantable title in Sellers in or conformity with this contract, Iowa law and the Title Standards of the Iowa State Bar Association. The abstract shall become the property of the Buyers when the purchase price is paid in full, however, Buyers reserve the right to occasionally use the abstract prior to full payment of the purchase price. Sellers shall pay the costs of any additional abstracting and title work due to any act or omission of Sellers, including transfers by or the death of Sellers or their assignees.

	7. FIXTURES.   All property that integrally belongs to or is part
of the Real Estate, whether attached or detached, such as light fixtures, shades, rods, blinds, awnings, windows, storm doors, screens, plumbing fixtures, water heaters, water softeners, automatic heating equipment, air conditioning equipment, wall to wall carpeting, built-in items and electrical service cable, outside television towers and antenna, fencing, gates and landscaping shall be considered a part of Real Estate and included in the sale. Notwithstanding anything to the contrary herein, all of Seller's manufacturing and related equipment that is movable, without damaging the building, are not considered part of the real estate and are not included in this sale.

  Notwithstanding anything to the contrary herein, all of Seller's manufacturing and related equipment that is movable, without damaging the building, are not considered part of the real estate and are not included in this sale.

	8. CARE OF PROPERTY. Sellers shall take good care of the property; shall keep the buildings and other improvements now or later placed on the Real Estate in good and reasonable repair and shall not injure, destroy or remove the property during the term of this contract.

	9. DEED.   Upon payment of purchase price, Sellers shall convey
the Real Estate to Buyers or their assignees, by warranty deed, free and clear of all liens, restrictions, and encumbrances. Seller shall arrange for the release and/or payment of all liens against the Property, including, without limitation, all mortgages, UCC-financing statements, and/or modification thereof in order to convey merchantable title to the Buyers. Any general warranties of title and special warranties as to acts of Sellers shall survive the date of closing on this transaction for the duration of the applicable statute of limitation under Iowa law, or 2 years from the date of closing, whichever is longer.

	10. REMEDIES OF THE PARTIES.   a. If Buyers fail to make the
payments aforesaid, or any part thereof, as same become due; or fail to perform any of the agreements as herein made or required; then Sellers, in addition to any and all other legal and equitable remedies which they may have, at their option, may proceed to forfeit and cancel this contract as provided by law (Chapter 656 Code of Iowa).

	b. If Sellers fail to timely perform their obligations under this contract, Buyers shall have the right to terminate this contract and have all payments made returned to them.
	c. Buyers and Sellers are also entitled to utilize any and all other remedies or actions at law or in equity available to them.
	ed. In any action or proceeding relating to this contract the successful party shall be entitled to receive reasonable attorney's fees and costs as permitted by law.

	11. TIME IS OF THE ESSENCE.   Time is of the essence in this
contract.

	12. PERSONAL PROPERTY. This contract includes the sale of the following personal property to Buyers or their assigns: Tractor for snow removal, ATV and mower (ATV is to tow mower), Suzuki 125 ATV with blade, title to 2005 Cadillac Escalade, white. Sellers, at closing, or at the option of the Buyers or their assigns upon termination or non-renewal of the lease provided herein, shall transfer title to the foregoing items by bill of sale without additional consideration and conveying good, and clear record marketable title, free and clear of any and all encumbrances or restrictions, including without thereby limiting, Seller shall ensure the release and/or payment of all liens against the foregoing items, including, without limitation, all mortgages, UCC-financing statements, and/or modification thereof in order to convey merchantable title of the foregoing items to the Buyers, upon termination or non-renewal of the lease provided herein. The foregoing provisions shall specifically survive the closing herein.

	13. CONSTRUCTION.   Words and phrases in this contract shall be
construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.

	14. RELEASE OF RIGHTS.   Each of the Buyers hereby relinquishes
all rights of dower, homestead and distributive share in and to the property and waives all rights of exemption as to any of the property.

	15. ADDITIONAL PROVISIONS.

i)	RELEASE TO OBTAIN/RELEASE INFORMATION: The undersigned(s)
do/does hereby authorize David Stein, Sr. and/or David Stein, Jr. of Stein Law Office, L.L.P., 926 Okoboji Ave., Milford, Iowa 51351, to obtain and release information pertaining to the undersigned(s), regarding the aforementioned real estate transaction, pertaining to the real estate being transferred, in order to facilitate the foregoing closing/transaction, including without thereby limiting:
a)	Communicate, release and obtain information from
sellers' bank and its loan officer(s) for purposes of obtaining mortgage payoff(s), per diem amounts, release(s) of mortgage lien(s), etc., if applicable;
b)	Communicate, release and obtain information from the
realtor(s) involved in this transaction, if applicable;
c)	Communicate, release and obtain information from the
buyers' bank and its loan officer(s) financing the transaction, if applicable;
d)	Communicate, release and obtain information from the
seller's attorney, if applicable;
e)	Communicate, release and obtain information from the
undersigned(s)' CPA, tax preparer, if applicable;
f)	Communicate, release and obtain information from any
other parties involved in this transaction regarding any matters pertaining to this transaction that the attorney deems appropriate;
g)	A photocopy and/or fax copy of the original shall be
deemed as valid as the original.

ii)	IOLTA STATEMENT:  To the extent that any funds are
deposited in Stein Law Office Trust Account: Pursuant to Ethics Rule 45.4(1), you are notified that interest accruing on the account, net of allowable monthly service charges, will be paid to the Lawyer Trust Account Commission under the Interest On Lawyers Trust Account ("IOLTA") program. Grants under the IOLTA program are made to projects providing legal services to the poor in civil cases, law-related education and other public purpose projects related to improving the administration of justice in Iowa.

iii)	CLOSING COSTS: Unless otherwise agreed by the parties, at
closing: SELLER(S) will pay the closing and other transaction costs customarily paid by or attributable to the SELLER(S), including, without thereby limiting, the following: revenue stamps/transfer tax/documentary stamps; all outstanding real estate taxes, assessments, and association dues/fees, if applicable; proration of real estate taxes to date of closing; payment of all mortgages, liens, and encumbrances to release any and all security interests in the Property including recording fees of releases therefor; pre-closing abstracting; wiring fees, overnight UPS or other mailing fees to send documents or proceeds to SELLER(S); attorney's closing fees to handle the closing and prepare the documents necessary for the closing, such as closing statement, deed, declaration of value, groundwater hazard statement, etc.; post-closing abstracting and title work if necessary to convey clear and marketable title, or due to any act or omission of Sellers, including transfers by or the death of SELLER(S) or their assignees; and any and all costs to provide clear and marketable to BUYER(S). The BUYER(S) shall pay the costs customarily paid by or attributable to BUYER(S), including, without thereby limiting, the following: title opinion/title certificate/abstract examination cost; the deed recording fee; the purchase price, less any down-payment previously paid; all costs associated with BUYER(S)' loan/financing; premiums fees for Iowa Title Guaranty/title insurance, if required by BUYER(S)' lender; BUYER(S)' own attorney fees; and post-closing abstracting and title work. Any other closing costs shall be paid in a manner customary in Dickinson County, Iowa. Closing funds, if deposited in Stein Law Office Trust Account, will be disbursed at closing pursuant to the closing statement.

iv)	ENVIRONMENTAL MATTERS.  SELLERS warrant to the best of
their knowledge and belief that there are no abandoned wells, solid waste disposal sites, hazardous wastes or substances, or underground storage tanks located on the Property, the Property does not contain levels of radon gas, asbestos, or urea-formaldehyde foam insulation which require remediation under current governmental standards, and SELLERS have done nothing to contaminate the Property with hazardous wastes or substances. SELLERS warrant that the property is not subject to any local, state, or federal judicial or administrative action, investigation or order, as the case may be, regarding wells, solid waste disposal sites, hazardous wastes or substances, or underground storage tanks. SELLERS shall also provide BUYERS with a properly executed GROUNDWATER HAZARD STATEMENT showing no wells, solid waste disposal sites, hazardous wastes, private burial sites, and underground storage tanks on the Property unless disclosed therein.

v)	REPRESENTATIONS AND WARRANTIES.  Seller represents and
warrants to Buyers:

A.	DUE ORGANIZATION AND QUALIFICATION.  Seller is a
business duly organized and incorporated under the laws of the State of Nevada and authorized to do business in Iowa and in good standing under the laws of the State of Iowa.

B.	CONDITION OF PREMISES.  The premises are in good order
and operating condition.

C.	CONTRACTS.  True, correct and complete copies of any
assumed contracts, if any, have been provided by Seller to Buyers, and all such documents are genuine and in all respects what they purport to be, including the lease between the Seller and Land Mark Products, Inc., which is to be assigned to the Buyer. There are no agreements, contracts, leases, licenses, or pricing commitments that extend after the date of closing except for those expressly accepted by the Buyers. Seller is not in default in the performance of any material obligation contained in the assumed contracts, and no event has occurred which with the giving of notice or lapse of time would constitute a default.

D.	ABSENCE OF LITIGATION. The Seller represents that
there is no litigation, action, claim, proceeding, or governmental investigation, pending or threatened, against Seller which may have an adverse effect upon the premises, the business conducted by Seller, the transactions contemplated by this Contract, or the ability of the parties hereto to perform their respective obligations hereunder, or under the agreements or instruments contemplated herein, nor is there any basis known for any such litigation, action, claim, proceeding, or governmental investigation, nor has Seller been a party to any litigation, action, claim, proceeding or governmental investigation of the kind described in this paragraph during the two (2) years prior to the date of this sale.

E.	TAXES.  Seller has filed all federal, state, and local
tax returns and reports required to be filed by Seller and Seller have paid all applicable federal, state, and local taxes, assessments, interests and penalties, including, but not limited to, ad valorem, sales, use, excise, franchise, income, social security, payroll, real property and personal property taxes required to have been paid to date.

F.	ABILITY TO CARRY OUT AGREEMENT.  The execution and
performance of this Contract and the agreements and instruments contemplated by this Contract will not violate or indenture, any mortgage, lease, or other agreement or instrument to which Seller are a party or by which Seller are bound and will not result in the creation of any lien, charge or encumbrance upon the premises.

G.	INSURANCE.  The premises and common areas are insured
under various policies of general liability and other forms of insurance. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder.
Such policies are in amounts which are adequate in relation to the premises and common areas and all premiums to date have been paid in full.

H.	FULL DISCLOSURE. There is no information of a material
nature concerning the premises, which has not heretofore been disclosed to Buyers or its representatives in writing.

I.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All
representations and warranties made by the parties in this Contract or any exhibit, schedule, instrument, or certificate provided hereunder shall survive the date of the closing on this transaction for a period of 2 (two) years.

vi)	GENERAL PROVISIONS. Any notice under this Agreement shall
be in writing and be deemed served when it is delivered by personal delivery or mailed by certified mail, addressed to the parties at the addresses given below. Failure to promptly assert rights herein shall not, however, be a waiver of such rights or a waiver of any existing or subsequent default. This Agreement shall apply to and bind the successors in interest of the parties. This Agreement shall survive the closing. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa and shall be deemed to have been entered into and performed in Dickinson County, Iowa. Paragraph headings are for convenience of reference and shall not limit or affect the meaning of this Agreement.

vii)	INSPECTION: It is agreed that the Buyers may retain such
architects, engineers, surveyors, attorneys, and accountants as Buyers may desire to examine, inspect, photograph, and/or copy Seller's records related to this transaction (including, but not limited to, mortgage documents, leases, contracts, surveys, deeds, bills of sale, ownership documents, and agreements) as the Buyers may reasonably desire. The Seller agrees that it will cooperate fully with the Buyers and its representatives and permit such reasonable access to the Property and the Seller's records related thereto as may be reasonably requested. SELLERS agree to permit BUYERS to inspect the Property (do a walk through of the Property with SELLERS) prior to closing to assure that the premises are in the condition required by this Agreement.

viii)	NO REALTOR/BROKER:  Neither party has used the services of
a real estate agent or broker in connection with this transaction. SELLERS agree to indemnify BUYERS and hold BUYERS harmless from any claim by any real estate agent or broker arising out of or related to this transaction between SELLERS and BUYERS.

ix)	LEASE:  Upon Buyers' obtaining title to the Property, the
Sellers are to enter into a written lease with the Buyers, in the form attached hereto.


x)	ASSIGNMENT:  Buyers may assign this Contract to an entity
of their choosing, which entity may take title to the property as provided herein. Buyers to provide instructions in this regard to Sellers prior to closing.

xi)	Sellers to provide the Buyers or their attorney, with the
following:

A.	An Abstract of Title for the Property brought up to
date by Cornell Abstract Company;

B.	Copy of all leases and rental agreement(s) on the
Property;

C.	Copy of survey(s) and any existing title policy for
the Property;

D.	Copies of the mortgage(s), UCC-financing statements,
and/or liens secured by this Property; and

E.	Bill(s) of sale/ownership documents for the
equipment/personal property.

xii)	That the building and fixtures are being accepted "as is"
without any guaranty or warranty as to the condition of the fixtures and to the building.

SELLERS: Cycle Country Accessories Corporation


/s/ Randy Kempf						November 14, 2007
Signature of President					Date

/s/ David Davis						November 14, 2007
Signature of Treasurer					Date

STATE OF IOWA, COUNTY OF Clay, ss:
On this 14th day of November, 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared Randy Kempf and David Davis to me personally known, who, being by me duly sworn, did say that he/she/they is/are the President and Treasurer of said corporation and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and he/she/they acknowledged the execution of said instrument to be the voluntary act and deed of the corporation by it and by him/her/them voluntarily executed.

					/s/ Notary
                                 Notary Public in and for said State

BUYERS:

/s/ Jimmy D. Danbom                                    November 9, 2007
Jimmy D. Danbom or assigns                              Date

/s/ Janice K. Danbom                                   November 9, 2007
Janice K. Danbom or assigns                             Date

STATE OF IOWA, COUNTY OF Dickinson, ss:
Subscribed and sworn before me on this 9th day of November, 2007, by Jimmy D. Danbom and Janice K. Danbom.

					/s/ Ana A. Sorensen
					Notary Public in and for said State
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